EXHIBIT 99.1

Community West Bancshares Reports Profit of $1.1 Million for 4Q10 and $2.1 Million for the Year, Results Highlighted by Net Interest Margin Expansion and Strong Core Deposit Growth

GOLETA, Calif., Jan. 20, 2011 (GLOBE NEWSWIRE) -- Community West Bancshares ("Community West"), (Nasdaq:CWBC), parent company of Community West Bank, today reported net income of $1.1 million in the fourth quarter of 2010 (4Q10), compared to net income of $97,000 in the fourth quarter a year ago (4Q09). The loan loss provision in 4Q10 was $1.3 million compared to $2.8 million in 4Q09. For the full year, Community West reported net income of $2.1 million, compared to a net loss of $5.8 million for 2009. The loan loss provision for all of 2010 was $8.7 million compared to $18.7 million in 2009.

"We are extremely pleased by our positive operating results in 2010," stated Lynda J. Nahra, President and Chief Executive Officer. "We have improved across all areas of the Bank and continue to benefit from strong core earnings, net interest margin expansion and stabilizing asset quality. Our net interest income and noninterest income both increased during the fourth quarter compared to the fourth quarter a year ago, while our provision for loan losses has decreased. Additionally, our nonperforming loans declined during the quarter and remain at workable levels."

2010 Financial Highlights

  Net income applicable to common stockholders was $795,000, or $0.11 per diluted common share in 4Q10.
  For the year, net income applicable to common stockholders was $1.0 million, or $0.18 per diluted common share.
  Net interest margin was 4.57% in 4Q10, a 39 basis point improvement compared to 4Q09.
  For the year, net interest margin was 4.50%, a 59 basis point improvement compared to 2009.
  Core deposits increased by 29.5% compared to a year ago.
  Nonperforming loans were $12.7 million, or 2.13% of total loans at 12/31/10, compared to $15.1 million, or 2.51% of total loans, at 9/30/10.
  The total allowance for loan losses/total loans held for investment was 2.60% at 12/31/10 compared to 2.64% at 9/30/10.
  Community West Bank's Total risk-based capital ratio was 12.87%, Tier 1 risk-based capital ratio was 11.61% and Tier 1 leverage ratio was 9.24% at 12/31/10.

In 4Q10, including the $262,000 preferred stock dividends, the net income applicable to common stockholders was $795,000, or $0.11 per diluted share, compared to a net loss applicable to common stockholders of $165,000, or $0.03 per diluted share, in 4Q09. For the full year, the net income applicable to common stockholders was $1,044,000, or $0.18 per diluted share, compared to a net loss applicable to common stockholders of $6.8 million, or $1.15 per diluted share, a year ago.

Income Statement Review

"Improvement in our funding costs led to continued net interest margin expansion," said Charles G. Baltuskonis, EVP and Chief Financial Officer. In 4Q10, the net interest margin was 4.57% compared to 4.49% in 3Q10 and 4.18% in 4Q09. For the full year, the net interest margin increased 59 basis points to 4.50% from 3.91% in 2009.

Fourth quarter net interest income increased 5.6% to $7.4 million compared to $7.1 million in 4Q09. For the year, net interest income increased 12.8% to $29.3 million compared to $26.0 million a year ago. Non-interest income increased 18.6% to $1.2 million in 4Q10, compared to $1.0 million in 4Q09. For the year, there was a modest decline in loan servicing fees due to lower SBA sold loan balances and lack of new loan sales.

Non-interest expenses were $5.6 million in 4Q10, compared to $5.1 million in 4Q09. The increase in operating costs was primarily attributable to higher costs related to problem credits. For the year, non-interest expenses improved 2.3% to $21.0 million compared to $21.5 million for 2009.

For 2010, the efficiency ratio improved by 11.2% to 63.5% compared to 71.0% a year ago.

Credit Quality

Nonperforming loans totaled $12.7 million, or 2.13% of total loans at December 31, 2010, compared to $15.1 million or 2.51% of total loans three months earlier and $16.2 million, or 2.62% of total loans a year ago. Real estate owned and repossessed assets totaled $8.5 million at December 31, 2010 compared to $5.5 million at September 30, 2010 and $1.8 million a year ago. Of the $12.7 million in total nonperforming loans, $5.9 million or 46.7% were real estate loans, $4.2 million or 33.0% were SBA loans, $1.9 million or 15.1% were manufactured housing loans, $602,000 or 4.8% were commercial loans and $52,000 or 0.4% were other installment loans.

"The decrease in the provision for loan losses was the direct result of the improving asset quality trends as well as real estate valuations stabilizing," said Nahra. The loan loss provision was $1.3 million in 4Q10 compared to $1.5 million in 3Q10 and $2.8 million in 4Q09. The allowance for loan losses totaled $13.3 million at year-end, equal to 2.60% of total loans held for investment, compared to 2.64% at September 30, 2010 and 2.67% a year ago.

Community West had net charge-offs of $1.4 million in 4Q10 compared to $2.0 million in 3Q10 and $2.3 million in 4Q09.

Balance Sheet

Total loans decreased from a year ago as loan demand has softened, particularly in the commercial and SBA loan sectors. Total loans were $593.9 million at December 31, 2010 compared to $617.2 million a year ago.

Real estate loans outstanding decreased 4.9%, or $9.9 million, from year ago levels to $192.5 million at December 31, 2010, and comprise 32.4% of the total loan portfolio. Manufactured housing loans were down slightly from year ago levels to $194.7 million and represent 32.8% of total loans. Commercial loans were down 7.2% compared to a year ago and now represent 9.7% of the total loan portfolio and SBA loans decreased 7.5% from a year ago and now represent 21.7% of the total loan portfolio. Other installment loans increased 13.5% from year ago levels and represent 3.5% of the total loan portfolio.

"Our deposit strategy is focused on the growth of core and business deposits while reducing our reliance on wholesale funding," said Baltuskonis. "As a result, core deposits grew $14.0 million for the quarter and $72.6 million for the year."

Total deposits were $529.9 million at December 31, 2010 compared to $531.4 million a year earlier. Non-interest-bearing accounts were $35.8 million at December 31, 2010 compared to $37.7 million a year ago. Interest-bearing accounts increased 36.8% to $262.4 million compared to $191.9 million a year ago. Core deposits, defined as non-interest-bearing, interest-bearing and savings accounts, increased 29.5% to $318.6 million at year-end, compared to $246.0 million a year earlier while certificates of deposit decreased 26.0% over the same period to $211.3 million, compared to $285.4 million a year earlier.

Total assets were $667.6 million at year-end, compared to $684.2 million a year earlier. Stockholders' equity was $61.6 million at year-end, compared to $60.3 million a year earlier and book value per common share was $7.92 at year-end compared to $7.74 a year earlier.

Capital Management

In August, Community West completed its public offering of $8,085,000 of 9% convertible subordinated debentures. Proceeds from the offering further strengthened the capital position of the Company and support its strategic growth opportunities.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Interest income	$ 9,862	$ 9,727	$ 10,108	$ 39,234	$ 40,903
Interest expense	2,419	2,419	3,058	9,957	14,945
Net interest income	7,443	7,308	7,050	29,277	25,958
Provision for loan losses	1,279	1,518	2,788	8,743	18,678
Net interest income after provision for loan losses	6,164	5,790	4,262	20,534	7,280
Non-interest income	1,220	1,023	1,029	4,015	4,418
Non-interest expenses	5,588	5,035	5,124	20,991	21,479

Income (Loss) before income taxes	1,796	1,778	167	3,558	(9,781)
Provision for income taxes	739	733	70	1,467	(4,018)

NET INCOME (LOSS)	$ 1,057	$ 1,045	$ 97	$ 2,091	$ (5,763)

Preferred stock dividends	262	261	262	1,047	1,046

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ 795	$ 784	$ (165)	$ 1,044	$ (6,809)

Earnings (Loss) per common share:
Basic	$ 0.13	$ 0.13	$ (0.03)	$ 0.18	$ (1.15)
Diluted	0.11	0.12	(0.03)	0.18	(1.15)

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31, 2010	September 30, 2010	December 31, 2009

Cash and cash equivalents	$ 6,226	$ 12,332	$ 5,511
Interest-earning deposits in other financial institutions	290	475	640
Investment securities	40,235	39,186	40,348
Loans:
Commercial	57,369	55,120	61,810
Commercial real estate	173,906	175,700	180,688
SBA	128,721	131,366	139,113
Manufactured housing	194,682	196,451	195,656
Single family real estate	13,739	13,873	14,821
HELOC	20,273	20,544	17,902
Consumer	379	363	287
Mortgage loans held for sale	4,865	7,223	6,896
Total loans	593,934	600,640	617,173

Loans, net
Held for sale	82,320	93,643	102,574
Held for investment	511,614	506,997	514,599
Less: Allowance	(13,302)	(13,395)	(13,733)
Net held for investment	498,312	493,602	500,866
NET LOANS	580,632	587,245	603,440

Other assets	40,221	37,232	34,277

TOTAL ASSETS	$ 667,604	$ 676,470	$ 684,216

Deposits
Non-interest-bearing	$ 35,767	$ 39,140	$ 37,703
Interest-bearing	262,431	246,576	191,905
Savings	20,371	18,848	16,396
CDs over 100K	163,118	170,130	173,594
CDs under 100K	48,206	60,979	111,794
Total Deposits	529,893	535,673	531,392
Other borrowings	72,081	76,085	89,000
Other liabilities	3,988	3,930	3,517
TOTAL LIABILITIES	605,962	615,688	623,909

Stockholders' equity	61,642	60,782	60,307

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 667,604	$ 676,470	$ 684,216

Shares outstanding	5,916	5,915	5,915

Book value per common share	$ 7.92	$ 7.78	$ 7.74

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	Dec. 31, 2010	Sep. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Return on average common equity	8.98%	9.03%	0.83%	4.50%	-12.02%
Return on average assets	0.63%	0.62%	0.06%	0.31%	-0.85%
Efficiency ratio	64.50%	60.44%	63.42%	63.05%	71.00%
Net interest margin	4.57%	4.49%	4.18%	4.50%	3.91%

	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
AVERAGE BALANCES	Dec. 31, 2010	Sep. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Average assets	$ 676,475	$ 673,932	$ 681,201	$ 676,776	$ 675,672
Average earning assets	646,180	645,765	669,248	650,448	663,151
Average total loans	599,071	600,234	611,512	603,141	605,741
Average deposits	535,258	536,616	531,453	537,454	502,173
Average equity (including preferred stock)	61,837	60,975	61,187	61,132	62,353
Average common equity (excluding preferred stock)	47,074	46,278	46,683	46,464	47,947

EQUITY ANALYSIS	Dec. 31, 2010	Sep. 30, 2010	Dec. 31, 2009
Total equity	$ 61,642	$ 60,782	$ 60,307
Less: senior preferred stock	14,807	14,740	14,540
Total common equity	$ 46,835	$ 46,042	$ 45,767

Common stock outstanding	5,916	5,915	5,915
Book value per common share	$ 7.92	$ 7.78	$ 7.74

ASSET QUALITY	Dec. 31, 2010	Sep. 30, 2010	Dec. 31, 2009
Nonperforming loans (NPLs)	$ 12,671	$ 15,104	$ 16,177
Nonperforming loans/total loans	2.13%	2.51%	2.62%
REO and repossessed assets	$ 8,478	$ 5,466	$ 1,822
Less: SBA-guaranteed amounts	$ 1,725	$ 1,435	$ 181

Net REO and repossessed assets	$ 6,753	$ 4,031	$ 1,641
Nonperforming assets (net)	$ 19,424	$ 19,135	$ 17,818
Nonperforming assets/total assets	2.91%	2.83%	2.60%
Net loan charge-offs in the quarter	$ 1,372	$ 1,960	$ 2,329
Net charge-offs in the quarter/total loans	0.23%	0.33%	0.38%

Allowance for loan losses	$ 13,302	$ 13,395	$ 13,733
Plus: Allowance for undisbursed loan commitments	194	208	501
Total allowance for credit losses	$ 13,496	$ 13,603	$ 14,234
Total allowance for loan losses/total loans held for investment	2.60%	2.64%	2.67%
Total allowance for loan losses/nonperforming loans	105%	89%	85%

Community West Bancshares
Tier 1 leverage ratio	9.08%	8.98%	8.81%
Tier 1 risk-based capital ratio	11.40%	11.25%	10.93%
Total risk-based capital ratio	14.16%	14.02%	12.20%

Community West Bank
Tier 1 leverage ratio	9.24%	9.09%	8.69%
Tier 1 risk-based capital ratio	11.61%	11.38%	10.78%
Total risk-based capital ratio	12.87%	12.65%	12.05%

INTEREST SPREAD ANALYSIS	Dec. 31, 2010	Sep. 30, 2010	Dec. 31, 2009
Yield on interest-bearing deposits	1.42%	1.44%	1.92%
Yield on total loans	6.33%	6.21%	6.29%
Yield on investments	2.60%	2.96%	3.37%
Yield on earning assets	6.06%	5.98%	5.99%

Cost of deposits	1.31%	1.34%	1.77%
Cost of FHLB advances	2.75%	2.83%	3.65%
Cost of Federal Reserve borrowings	0.00%	0.00%	0.50%
Cost of interest-bearing liabilities	1.68%	1.67%	2.10%
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com